Exhibit 10.13

Applied Minerals, Inc.

Board Policy on Director Compensation

1. Employee Director:	No compensation for Board service

2. Non-Employee Directors:

(a) Base Retainer:	$50,000 per year, payable quarterly in four installments in advance

(b) Committee Chair:	$10,000 per year, payable quarterly in four installments in advance

(c) Board Chair:	$10,000 per year, payable quarterly in four installments in advance

(d) Options:

Options to purchase 50,000 shares of common stock per year, vesting quarterly at the end of the quarter, the exercise price being the closing price on the trading date immediately prior to the grant date. Grant date for a year will be January 1 of such year. If a director advises the Secretary in writing that SEC policies prohibit or discourage him from receiving options, he shall  receive in cash the Black-Scholes value (as of the grant date) of the options, such payment being made quarterly at the end of the quarter. Option awards accrue through a quarter so that if a director ceases to be a director during a quarter, a pro rata percentage of the options of the options to be vested at the end of the quarter will be deemed to vest as of the director’s termination date.

(e) Restricted Stock

Grant of 50,000 shares of restricted common stock per year. The restricted stock and any interest therein may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of except by will or the laws of descent and distribution during the period prior to the termination of restrictions.

The restrictions will terminate as to 50 percent of the shares one year after the date of grant and the restrictions will terminated for the other 50 percent of the shares two years after the date of grant;  provided that the restrictions will terminate earlier upon death, Disability (as defined in the 2012 Long Term Inventive Plan; the “Plan”), resignation from the Board of Directors for health reasons, failure to be included in the list of nominees of the Board of Directors for election at the next annual meeting of shareholders (the lapse of restrictions occurring at such time the Board makes such determination), failure to be reelected as a director at an annual meeting of shareholders if he was a nominee of the Board of Directors, or Change in Control (as defined in the Plan). In the event of the termination of the Grantee’s service as a director of the Company for any other reason prior to the lapse of all of the restrictions, such portion of the restricted stock as to which the restrictions have not lapsed shall be automatically forfeited by the grantee as of the date of termination.

Grant date for restricted stock granted for a year will be January 1 of such year.

(f) Other:

The Board from time to time may establish special committees and designate one of more directors to serve on such special committees and/or may appoint one of more directors to perform special tasks and establish compensation for such service

(g) Each director may elect to receive fees for base retainer, committee chair, and/or board chair in cash, common stock, or any mixture of common stock and cash. Stock will be issued as of the payment date for a cash payment. Payment in cash is the default choice. An election to receive some or all such fees in common stock or a mixture of cash and stock is to be made for a year by December 31 immediately prior to such year. In order to make an election to receive common stock, a director must deliver to the Secretary of the Company a written notice of such election setting forth the percentage of the fees to be distributed in the form of common stock. In the absence of a valid election, all fees will be paid in cash. Common stock issued for fees is to be valued at the closing common stock price on the trading date immediately preceding the payment date.

(h) Payment of the option price may be made in cash or by net-exercise. Net-exercise is a procedure by which the optionee will be issued a number of shares of common stock determined in accordance with the following formula: N = X(A-B)/B, where “N” = the number of shares of Common stock to be issued upon exercise of the Option; “X” = the total number of shares with respect to which the optionee has elected to exercise the option; “A” = the fair market value of one share of common stock determined on the exercise date; and “B” = the exercise price per share.

(i) A newly elected or appointed director will be paid for the pro rata portion of the quarter or year that he serves and grant and election dates will be appropriately adjusted.

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